Filed Pursuant to Rule 424(b)(2)

Registration No. 333-224333-03

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.05% First Mortgage Bonds, Series due May 1, 2051	$100,000,000	98.834%	$98,834,000	$12,829

(1)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

May 18, 2020

(To Prospectus dated April 18, 2018)

$100,000,000

Northern States Power Company

(a Wisconsin corporation)

3.05% First Mortgage Bonds, Series due May 1, 2051

This is an offering of $100,000,000 of 3.05% first mortgage bonds, series due May 1, 2051 (the “first mortgage bonds”) to be issued by Northern States Power Company, a Wisconsin corporation. We will pay interest on the first mortgage bonds on May 1 and November 1 of each year, commencing on November 1, 2020. The first mortgage bonds will mature on May 1, 2051. The first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem the first mortgage bonds at any time, in whole or in part, at the applicable redemption price described in this prospectus supplement.

The first mortgage bonds will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system. Please read the information provided under the caption “Supplemental Description of the First Mortgage Bonds” in this prospectus supplement and under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the first mortgage bonds.

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

Investing in the first mortgage bonds involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds to Us (2)
Per 3.05% First Mortgage Bond, Series due May 1, 2051	98.834%	0.875%	97.959%
Total	$98,834,000	$875,000	$97,959,000

(1)	Plus accrued interest, if any, from May 26, 2020.
(2)	Before deduction of expenses payable by us estimated at $1,045,000.

The underwriter is offering the first mortgage bonds subject to various conditions. The underwriter expects to deliver the first mortgage bonds in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about May 26, 2020.

Sole Book-Running Manager

Mizuho Securities

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the accompanying base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated April 18, 2018 is referred to as the “accompanying prospectus” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriter has not, authorized anyone to provide you with different information and, if given, you should not rely on it. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents.

If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See “Underwriting” in this prospectus supplement.

Prospectus Supplement

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	uncertainty around the impacts and duration of the COVID-19 pandemic;

•	operational safety, including nuclear generation;

•	successful long-term operational planning;

•	commodity risks associated with energy markets and production;

•	rising energy prices and fuel costs;

•	qualified employee work force and third-party contractor factors;

•	ability to recover costs and changes in regulation;

•	reductions in our credit ratings and the cost of maintaining certain contractual relationships;

•

general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of us and our subsidiaries to obtain financing on favorable terms;

•	availability or cost of capital;

•	our customers’ and counterparties’ ability to pay their debts to us;

•	assumptions and costs relating to funding our employee benefit plans and health care benefits;

•	tax laws;

•	effects of geopolitical events, including war and acts of terrorism;

•	cyber security threats and data security breaches;

•	seasonal weather patterns;

•	changes in environmental laws and regulations;

•	climate change and other weather;

•	natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes;

•	costs of potential regulatory penalties; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December  31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the caption “Where You Can Find More Information.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption “Where You Can Find More Information” in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Northern States Power Company, a Wisconsin corporation.

The Company

General

We were incorporated in 1901 under the laws of the State of Wisconsin. We are a utility primarily engaged in the generation, transmission, distribution and sale of electricity in portions of northwestern Wisconsin and in the western portion of the Upper Peninsula of Michigan. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in the same service territory. As of December 31, 2019, we provided electric utility service to approximately 0.3 million customers and natural gas utility service to approximately 0.1 million customers.

Our electric production and transmission system is managed as an integrated system with that of Northern States Power Company, a Minnesota corporation (“NSP-Minnesota”), jointly referred to as the NSP System. The electric production and transmission costs of the entire NSP System are shared by us and NSP-Minnesota. A Federal Energy Regulatory Commission (the “FERC”) approved agreement between the two companies, called the Interchange Agreement, provides for the sharing of all generation and transmission costs of the NSP System. Such costs include current and potential obligations of NSP-Minnesota related to its nuclear generating facilities.

We are a wholly owned subsidiary of Xcel Energy Inc. (“Xcel Energy”), a Minnesota corporation. Among Xcel Energy’s other subsidiaries are NSP-Minnesota, Public Service Company of Colorado, a Colorado corporation, and Southwestern Public Service Company, a New Mexico corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

Our principal executive offices are located at 1414 W. Hamilton Avenue, Eau Claire, Wisconsin 54701, and our telephone number is (715) 839-2625.

The Offering

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption “Supplemental Description of the First Mortgage Bonds,” the accompanying prospectus, including the information under the caption “Description of the First Mortgage Bonds,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Northern States Power Company, a Wisconsin corporation.

Securities Offered	$100,000,000 principal amount of 3.05% first mortgage bonds, series due May 1, 2051.

Maturity	May 1, 2051.

Interest Rate	3.05% per year.

Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2020.

Ranking

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under our Indenture dated as of April 1, 1947, as supplemented and restated (the “Mortgage Indenture”), from us to U.S. Bank National Association, as successor trustee (the “Mortgage Trustee”). As of March 31, 2020, there were five series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $800 million.

Collateral	The first mortgage bonds are secured by a first mortgage lien on substantially all of our real and fixed properties, subject to limited exceptions.

Optional Redemption

At any time prior to November 1, 2050 (which is the date that is six months prior to maturity of the first mortgage bonds (the “Par Call Date”)), we may redeem, in whole or in part, the first mortgage bonds, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of such first mortgage bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed that would be due if such first mortgage bonds matured on the Par Call Date (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under the caption “Supplemental Description of the First Mortgage Bonds—Optional Redemption”) plus 30 basis points plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after the Par Call Date, we may redeem, in whole or in part, the first mortgage bonds, at 100% of the principal amount of the first mortgage bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. See “Supplemental Description of the First Mortgage Bonds—Optional Redemption” in this prospectus supplement.

Sinking Fund	None.

Use of Proceeds	We intend to add the net proceeds from the sale of the first mortgage bonds offered by this prospectus supplement to our general corporate funds and apply a portion of such net proceeds to the repayment of outstanding commercial paper. The balance of the net proceeds will be used for general corporate purposes. Until the net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest-bearing obligations. See “Use of Proceeds” in this prospectus supplement.

Mortgage Trustee	U.S. Bank National Association.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December  31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as modified by our other SEC filings filed after such annual report and such quarterly report and the information under the caption “Critical Accounting Policies” in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occur, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

As described under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds offered by this prospectus supplement have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

Although the first mortgage bonds offered by this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, the first mortgage bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriter that it may make a market in the first mortgage bonds, but it has no obligation to do so and may discontinue market making at any time for the first mortgage bonds without providing notice. There can be no assurance that a market for the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

USE OF PROCEEDS

We estimate that our proceeds from the sale of the first mortgage bonds, less the underwriting discount and other offering expenses payable by us, will be approximately $96,914,000. We intend to add the net proceeds from the sale of the first mortgage bonds offered by this prospectus supplement to our general corporate funds and apply a portion of such net proceeds to the repayment of outstanding commercial paper. The balance of the net proceeds will be used for general corporate purposes. Until the net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest-bearing obligations. At March 31, 2020, we had approximately $76.0 million of commercial paper outstanding, with a weighted average interest rate of approximately 2.52%.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, has been derived from our audited consolidated financial statements and the related notes. The selected consolidated financial data as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 has been derived from our unaudited consolidated financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form  10-Q for the quarterly period ended March 31, 2020, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017(a)
	(unaudited)
	(Millions of Dollars)
Consolidated Statements of Income Data:
Operating revenues	$257.0	$276.2	$980.9	$1,021.5	$1,005.5
Operating expenses	215.9	234.2	850.3	862.1	852.9

Operating income	41.1	42.0	130.6	159.4	152.6

Other (expense) income, net	(1.4)	0.2	2.1	6.1	3.2
Interest charges and financing costs	9.4	9.7	38.1	35.2	32.2
Income tax (benefit) expense	(3.3)	8.5	15.7	32.3	44.2

Net income	$33.6	$24.0	$78.9	$98.0	$79.4

(a)

In March 2017, the Financial Accounting Standards Board issued Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, Topic 715 (ASU No. 2017-07), which establishes that only the service cost element of pension cost may be presented as a component of operating income in the income statement. Also under the guidance, only the service cost component of pension cost is eligible for capitalization. As a result of application of accounting principles for rate regulated entities, a similar amount of pension cost, including non-service components, was recognized consistent with the historical ratemaking treatment and the impacts of adoption were limited to changes in classification of non-service costs in the consolidated statement of income. We implemented the new guidance on January 1, 2018, and as a result, $4.3 million of pension costs were retrospectively reclassified from operating and maintenance expenses to other income, net on the consolidated income statement for 2017. Under a practical expedient permitted by the standard, we used benefit cost amounts disclosed for prior periods as the basis for retrospective application.

	March 31, 2020	December 31,
		2019	2018
	(unaudited)
	(Millions of Dollars)
Consolidated Balance Sheet Data:
Current assets	$198.8	$229.1	$213.5
Property, plant and equipment, net	2,382.7	2,359.4	2,241.6
Other assets	223.8	227.5	288.4

Total assets	$2,805.3	$2,816.0	$2,743.5

Short-term debt and notes payable to affiliates	$76.0	$65.0	$51.6
Other current liabilities	168.7	208.7	152.6

Total current liabilities	244.7	273.7	204.2

Deferred credits and other liabilities	759.2	767.7	789.4
Long-term debt	808.2	808.0	807.5
Common stockholder’s equity	993.2	966.6	942.4

Total liabilities and equity	$2,805.3	$2,816.0	$2,743.5

CRITICAL ACCOUNTING POLICIES

You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form 10-K for the year ended December  31, 2019 and our Quarterly Report on Form  10-Q for the quarterly period ended March 31, 2020, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the first mortgage bonds.

Preparation of the consolidated financial statements requires the application of accounting rules and guidance, as well as the use of estimates. Application of these policies involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and results reported.

Accounting policies and estimates that are most significant to our results of operations, financial condition, or cash flows, and require management’s most difficult, subjective or complex judgments are outlined below. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been reviewed and discussed with the Audit Committee of Xcel Energy’s Board of Directors on a quarterly basis.

Regulatory Accounting

We are subject to the accounting for Regulated Operations, which provides that rate-regulated entities report assets and liabilities consistent with the recovery of those incurred costs in rates, if it is probable that such rates will be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of future cash flows. Regulatory assets generally represent incurred or accrued costs that have been deferred because future recovery from customers is probable. Regulatory liabilities generally represent amounts that are expected to be refunded to customers in future rates or amounts collected in current rates for future costs. In other businesses or industries, regulatory assets and regulatory liabilities would generally be charged to net income or other comprehensive income.

Each reporting period we assess the probability of future recoveries and obligations associated with regulatory assets and liabilities. Factors such as the current regulatory environment, recently issued rate orders and historical precedents are considered. Decisions made by regulatory agencies can directly impact the amount and timing of cost recovery as well as the rate of return on invested capital and may materially impact our results of operations, financial condition, or cash flows.

As of March 31, 2020 and December 31, 2019, we had recorded regulatory assets of $276.5 million and $296.3 million, respectively, and regulatory liabilities of $433.3 million and $449.7 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs in any such jurisdiction is no longer probable, we would be required to charge these assets to current net income or other comprehensive income. In assessing the probability of recovery of recognized regulatory assets, we noted no current or anticipated proposals or changes in the regulatory environment that we expect will materially impact the probability of recovery of the assets.

Income Tax Accruals

Judgment, uncertainty, and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of the effective tax rates.

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our future effective tax rates. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, adjusted in the following year after returns are filed. The tax accrual estimates are trued-up to the actual amounts claimed on the tax returns and further adjusted after examinations by taxing authorities, as needed.

In accordance with the interim period reporting guidance, income tax expense for the first three quarters in a year is based on the forecasted annual effective tax rates. The forecasted effective tax rates reflect a number of estimates, including forecasted annual income, permanent tax adjustments and tax credits.

Valuation allowances are applied to deferred tax assets if it is more likely than not that at least a portion may not be realized based on an evaluation of expected future taxable income. Accounting for income taxes also requires that only tax benefits that meet the more likely than not recognition threshold can be recognized or continue to be recognized. We may adjust our unrecognized tax benefits and interest accruals as disputes with the Internal Revenue Service and state tax authorities are resolved, and as new developments occur. These adjustments may increase or decrease earnings.

Employee Benefits

Xcel Energy sponsors several noncontributory, defined benefit pension plans and other postretirement benefit plans that cover almost all employees and certain retirees. Projected benefit costs are based on historical information and actuarial calculations that include key assumptions (annual return level on pension and postretirement health care investment assets, discount rates, mortality rates and health care cost trend rates, etc.). In addition, the pension cost calculation uses a methodology to reduce the volatility of investment performance over time. Pension assumptions are continually reviewed by Xcel Energy.

At December 31, 2019, Xcel Energy set the rate of return on assets used to measure pension costs at 6.87%, which is consistent with the rate set in 2018. For us, the rate of return on assets was set at 7.10% for both years. For us and Xcel Energy, the rate of return used to measure postretirement health care costs is 4.50% at December 31, 2019, which represents a 80 basis point decrease from 2018. Xcel Energy’s pension investment strategy is based on plan-specific investments that seek to minimize investment and interest rate risk as a plan’s funded status increases over time. This strategy results in a greater percentage of interest rate sensitive securities being allocated to plans with a higher funded status and a greater percentage of growth assets being allocated to plans having a lower funded status ratios.

Xcel Energy set the discount rates used to value the pension obligations at 3.49% and postretirement health care obligations at 3.47% at December 31, 2019. This represents a 82 basis point and 85 basis point decrease, respectively, from 2018. Xcel Energy uses a bond matching study as its primary basis for determining the discount rate used to value pension and postretirement health care obligations. The bond matching study utilizes a portfolio of high grade (Aa or higher) bonds that matches the expected cash flows of Xcel Energy’s benefit plans in amount and duration.

The effective yield on this cash flow matched bond portfolio determines the discount rate for the individual plans. The bond matching study is validated for reasonableness against the Merrill Lynch Corporate 15+ Bond Index. In addition, Xcel Energy reviews general actuarial survey data to assess the reasonableness of the discount rate selected.

If we were to use alternative assumptions, a 1% change would result in the following impact on 2019 pension costs:

	Pension Costs
	+1%	-1%
	(Millions of Dollars)
Rate of Return	$(1.1)	$1.1
Discount Rate (a)	$(0.8)	$0.9

(a)	These costs include the effects of regulation.

Mortality rates are developed from actual and projected plan experience for pension plan and postretirement benefits. Xcel Energy’s actuary conducts an experience study periodically as part of the process to determine an estimate of mortality. Xcel Energy considers standard mortality tables, improvement factors and the plans actual experience when selecting a best estimate.

As of December 31, 2019, for us and Xcel Energy, the initial medical trend cost claim assumptions for pre-Medicare (“Pre-65”) was 6.0% and post-Medicare (“Post-65”) was 5.1%. The ultimate trend assumption remained at 4.5% for both Pre-65 and Post-65 claims costs. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost experienced by Xcel Energy’s retiree medical plan.

A 1% change in the assumed health care cost trend rate would have the following effects on us:

	Health Care Cost Trend
	+1%	-1%
	(Millions of Dollars)
Accumulated Postretirement Benefit Obligation	$1.2	$(1.0)
Service and Interest Components	0.1	—

Funding requirements in 2020 were $150 million and are expected to decline in the following years. For us, costs are expected to decline in the following years. Investment returns exceeded assumed levels in 2017 and 2019 and were below assumed levels in 2018.

The pension cost calculation uses a market-related valuation of pension assets. Xcel Energy uses a calculated value method to determine the market-related value of the plan assets. The market-related value is determined by adjusting the fair market value of assets at the beginning of the year to reflect the investment gains and losses (the difference between the actual investment return and the expected investment return on the market related value) during each of the previous five years at the rate of 20% per year. As differences between actual and expected investment returns are incorporated into the market-related value, amounts are recognized in pension cost over the expected average remaining years of service for active employees (approximately 12 years in 2019).

Xcel Energy currently projects the pension costs recognized for financial reporting purposes will be $104 million in 2020 and $90 million in 2021, of which $6 million in 2020 and $5 million in 2021 is expected to be attributable to us, while the actual pension costs for Xcel Energy were $115 million in 2019 and $140 million in 2018, of which $6 million in 2019 and $11 million in 2018 was attributable to us. The expected decrease in 2020 and future year costs is primarily due to the reductions in loss amortizations.

Pension funding contributions across all four of Xcel Energy’s pension plans, both voluntary and required, for 2017 - 2020:

•	$150 million in January 2020, of which $7 million was attributable to us;

•	$154 million in 2019, of which $7 million was attributable to us;

•	$150 million in 2018, of which $10 million was attributable to us; and

•	$162 million in 2017, of which $9 million was attributable to us.

Future amounts may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future.

Xcel Energy contributed $15 million, $11 million and $20 million during 2019, 2018 and 2017, respectively, to the postretirement health care plans, of which $0.7 million, $0.3 million and $2 million, respectively, were attributable to us. Xcel Energy expects to contribute approximately $10 million during 2020, of which $1 million is attributable to us.

Xcel Energy recovers employee benefits costs in its utility operations consistent with accounting guidance except that in 2018, the Public Service Commission of Wisconsin (the “PSCW”) approved our request for deferred accounting treatment of the 2018 pension settlement accounting expense.

Nuclear Decommissioning

Xcel Energy recognizes liabilities for the expected cost of retiring tangible long-lived assets for which a legal obligation exists. These asset retirement obligations (“AROs”) are recognized at fair value as incurred and are capitalized as part of the cost of the related long-lived assets. In the absence of quoted market prices, Xcel Energy estimates the fair value of its AROs using present value techniques, in which it makes assumptions including estimates of the amounts and timing of future cash flows associated with retirement activities, credit-adjusted risk free rates and cost escalation rates. When Xcel Energy revises any assumptions, it adjusts the carrying amount of both the ARO liability and related long-lived asset. Xcel Energy accretes ARO liabilities to reflect the passage of time using the interest method.

A significant portion of Xcel Energy’s AROs relates to the future decommissioning of NSP-Minnesota’s nuclear facilities. The nuclear decommissioning obligation is funded by the external decommissioning trust fund. Difference between regulatory funding (including depreciation expense less returns from the external trust fund) and expense recognized is deferred as a regulatory asset. The amounts recorded for AROs related to future nuclear decommissioning were $2.1 billion in 2019 and $2.0 billion in 2018.

NSP-Minnesota obtains periodic independent cost studies in order to estimate the cost and timing of planned nuclear decommissioning activities. Estimates of future cash flows are highly uncertain and may vary significantly from actual results. NSP-Minnesota is required to file a nuclear decommissioning filing every three years. The filing covers all expenses for the decommissioning of the nuclear plants, including decontamination and removal of radioactive material.

The most recent triennial filing was approved by the Minnesota Public Utility Commission (the “MPUC”) in January 2019. This approval did not result in a change to the ARO liability. In December 2019, the MPUC ordered Xcel Energy to maintain the current accrual through 2020 to align with the approved one year stay out of the previously filed three-year electric rate case. Xcel Energy will evaluate the scenarios and potentially propose a new accrual starting in 2022 when it submits the next triennial filing in December 2020.

The following assumptions have a significant effect on the estimated nuclear obligation:

•

Timing. Decommissioning cost estimates are impacted by each facility’s retirement date and timing of the actual decommissioning activities. Estimated retirement dates coincide with the expiration of each unit’s operating license with the Nuclear Regulatory Commission (i.e., 2030 for Monticello and 2033 and 2034 for Prairie Island’s Units 1 and 2, respectively). The estimated timing of the decommissioning activities is based upon the DECON method, which assumes prompt removal and dismantlement. The use of the DECON method is required by the MPUC. Decommissioning activities are expected to begin at the end of the license date and be completed for both facilities by 2091.

•

Technology and Regulation. There is limited experience with actual decommissioning of large nuclear facilities. Changes in technology, experience and regulations could cause cost estimates to change significantly.

•

Escalation Rates. Escalation rates represent projected cost increases due to general inflation and increases in the cost of decommissioning activities. NSP-Minnesota used an escalation rate of 3.4% in calculating the ARO for nuclear decommissioning of its nuclear facilities, based on the weighted averages of labor and non-labor escalation factors calculated by Goldman Sachs Asset Management.

•

Discount Rates. Changes in timing or estimated cash flows that result in upward revisions to the ARO are calculated using the then-current credit-adjusted risk-free interest rate. The credit-adjusted risk-free rate in effect when the change occurs is used to discount the revised estimate of the incremental expected cash flows of the retirement activity. If the change in timing or estimated expected cash flows results in a downward revision of the ARO, the undiscounted revised estimate of expected cash flows is discounted using the credit-adjusted risk-free rate in effect at the date of initial measurement and recognition of the original ARO. Discount rates ranging from approximately 4% to 7% have been used to calculate the net present value of the expected future cash flows over time.

Significant uncertainties exist in estimating future costs including the method to be utilized, ultimate costs to decommission, and planned method of disposing spent fuel. If different cost estimates, life assumptions or cost escalation rates were utilized, the AROs could change materially. However, changes in estimates have minimal impact on results of operations as NSP-Minnesota expects to continue to recover all costs in future rates.

We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the assumptions and uncertainties for each area. The information and assumptions of these judgments and estimates will be affected by events beyond the control of Xcel Energy, or otherwise change over time. This may require adjustments to recorded results to better reflect updated information that becomes available. The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, along with expenses and contributions as reported on our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, reflect management’s best estimates and judgments of the impact of these factors as of March 31, 2020.

These policies are further discussed in the “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018
	(Millions of Dollars)
Net cash provided by operating activities	$55.7	$64.6	$233.7	$183.7

Net cash provided by operating activities decreased $8.9 million for the three months ended March 31, 2020 compared with the three months ended March 31, 2019. The decrease was primarily due to lower net income (excluding amounts related to non-cash operating activities (e.g., depreciation and amortization and deferred tax expenses)) and an increase in purchased fuel.

Net cash provided by operating activities increased by $50.0 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to lower tax liabilities, partially offset by lower net income (excluding amounts related to non-cash operating activities (e.g., depreciation and amortization and deferred tax expenses)).

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018
	(Millions of Dollars)
Net cash used in investing activities	$(63.3)	$(50.5)	$(212.1)	$(226.4)

Net cash used in investing activities increased $12.8 million for the three months ended March 31, 2020 compared with the three months ended March 31, 2019. The increase was primarily due to higher transmission expenditures associated with transmission line refurbishments.

Net cash used in investing activities decreased by $14.3 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease was primarily due to lower expenditures associated with capital projects, partially offset by higher transmission expenditures from line refurbishments.

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018
	(Millions of Dollars)
Net cash provided by (used in) financing activities	$8.1	$(14.6)	$(22.5)	$43.5

Net cash provided by financing activities was $8.1 million for the three months ended March 31, 2020 compared to net cash used in financing activities of $14.6 million for the three months ended March 31, 2019. The change was primarily due to higher proceeds from short-term borrowings and lower dividends paid to our parent, partially offset by lower capital contributions from our parent.

Net cash used in financing activities was $22.5 million for the year ended December 31, 2019 compared to net cash provided by financing activities of $43.5 million for the year ended December 31, 2018. The change was primarily due to lower proceeds from short-term borrowings and issuance of long-term debt, partially offset by lower repayments.

Capital Requirements

Capital Expenditures. The estimated cost, as of December 31, 2019, of our capital expenditure program is approximately $250 million in 2020, approximately $320 million in 2021, approximately $345 million in 2022, approximately $350 million in 2023, and approximately $425 million in 2024.

Our capital expenditure program is subject to continuing review and modification. Actual utility capital expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, regulatory decisions, legislative initiatives, reserve margin requirements, availability of purchased power, alternative plans for meeting long-term energy needs, compliance with environmental requirements, renewable portfolio standards, and merger, acquisition and divestiture opportunities.

Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commitments that will need to be funded in the future, in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2019:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
	(Thousands of Dollars)
Long-term debt, principal and interest payments	$1,508,877	$36,374	$90,042	$260,304	$1,122,157
Operating leases	—	—	—	—	—
Unconditional purchase obligations (1)	109,631	30,787	34,279	22,111	22,454
Other long-term obligations, including current portion	5,070	2,553	1,575	942	—
Payments to vendors in process	16,000	16,000	—	—	—
Short-term debt	65,000	65,000	—	—	—

Total contractual cash obligations	$1,704,578	$150,714	$125,896	$283,357	$1,144,611

(1)

We have contracts providing for the purchase and delivery of a significant portion of our current coal and natural gas requirements. Certain contractual purchase obligations are adjusted on indices. The effects of price changes are mitigated through cost of energy adjustment mechanisms.

Dividend Policy

Historically, we have paid quarterly dividends to Xcel Energy. In the first three months of 2020 and in fiscal years 2019, 2018 and 2017, we paid dividends to Xcel Energy of $14.8 million, $84.4 million, $91.1 million and $64.0 million, respectively. The amount of dividends that we can pay to Xcel Energy is limited to some extent by our equity-to-total capitalization ratio approved by the PSCW. The payment of dividends is also subject to the FERC’s jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. In the first three months of 2020 and in fiscal years 2019, 2018 and 2017, we received equity contributions from Xcel Energy of $12.0 million, $48.1 million, $49.2 million and $48.0 million, respectively. Our current authority from the PSCW requires us to maintain a 13-month average financial common equity ratio of at least 52.5 percent. For these purposes, our 13-month average financial common equity ratio as of December 31, 2019 was 51.8 percent of our total capitalization. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

We have a $150 million revolving credit facility that expires in June 2024. We have the right to request an extension of the revolving termination date for an additional one-year period, subject to majority bank group approval. The credit facility serves as back-up liquidity for general corporate purposes including letters of credit and refinancing indebtedness outstanding from time to time. After considering outstanding commercial paper, as of March 31, 2020, we had $74 million available under this revolving credit facility. We expect to use a portion of the net proceeds from this offering to repay the outstanding commercial paper. See “Use of Proceeds” in this prospectus supplement for more information.

Short-Term Funding Sources

Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility capital expenditures and working capital as discussed above under the caption “—Capital Requirements.”

Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy’s operations on an ongoing basis.

Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors,” our credit ratings could be lowered or withdrawn in the future.

As of March 31, 2020, we had cash and cash equivalents of approximately $1.8 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Trust Indenture dated as of May 18, 2020 relating to the first mortgage bonds offered by this prospectus supplement. The Mortgage Indenture, as supplemented and restated, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of March 31, 2020, there were five series of first mortgage bonds outstanding under the Mortgage Indenture in an aggregate principal amount of $800 million.

General

We will offer $100 million principal amount of the first mortgage bonds, as a series of first mortgage bonds under the Mortgage Indenture. The entire principal amount of the first mortgage bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 1, 2051.

Interest Payments

The first mortgage bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement from May 26, 2020, payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2020 to the person in whose name the first mortgage bond is registered at the close of business on the April 15 or October 15 immediately preceding such May 1 and November 1. Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium to The Depository Trust Company (“DTC”) as depository, or its nominee. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term “business day” means any day other than a Saturday or Sunday or a day on which the offices of the Mortgage Trustee in the city of St. Paul, Minnesota, are closed pursuant to authorization of law.

Reopening of Series

We may, from time to time, without the consent of the holders of the first mortgage bonds offered by this prospectus supplement, reopen the first mortgage bonds and issue additional first mortgage bonds with the same terms (including the maturity date and interest payment terms) as the first mortgage bonds offered by this prospectus supplement, except for the price to the public, the issue date and, if applicable, the first interest accrual and payment dates. Any such additional first mortgage bonds, together with the first mortgage bonds offered by this prospectus supplement, will constitute a single series under the Mortgage Indenture and will have the same CUSIP provided they are fungible for U.S. federal income tax purposes.

Optional Redemption

At any time prior to November 1, 2050, the Par Call Date, we may redeem, in whole or in part, the first mortgage bonds at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed that would be due if such first mortgage bonds matured on the Par Call Date (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after the Par Call Date, we may redeem, in whole or in part, the first mortgage bonds at 100% of the principal amount of first mortgage bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

For purposes of these redemption provisions with respect to the first mortgage bonds, the following terms have the following meanings:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the first mortgage bonds being redeemed (assuming, for this purpose, that the first mortgage bonds matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the first mortgage bonds being redeemed.

“Comparable Treasury Price” means with respect to any redemption date of the first mortgage bonds (1) the average of the Reference Treasury Dealer Quotations for such date fixed for redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations for such date fixed for redemption, or (2) if the Independent Investment Banker obtains fewer than four of such Reference Treasury Dealer Quotations for the date fixed for redemption, the average of all of such Reference Treasury Dealer Quotations for the date fixed for redemption.

“Independent Investment Banker” means one of the Reference Treasury Dealers or their respective successors or, if such firms or their respective successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Primary Treasury Dealer” means any primary U.S. Government securities dealer in the United States.

“Reference Treasury Dealer” means (1) Mizuho Securities USA LLC, or its affiliates or successors, provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by us after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, for any Reference Treasury Dealer and any date fixed for redemption, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third business day preceding the date fixed for redemption.

“Treasury Rate” means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

If we elect to redeem fewer than all of the first mortgage bonds, the Mortgage Trustee will select, in a manner as it deems fair and appropriate (and in accordance with the procedures of the Depository), the particular first mortgage bonds or portions of them to be redeemed. Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption to the holders of first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be the Depository, its nominee or a successor depository). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds called for redemption or the portions of them so called for redemption will cease to accrue.

Sinking Fund

The first mortgage bonds will not provide for any sinking fund.

Form and Denomination

Global Securities and Denominations

The first mortgage bonds will be issued as one or more global securities in the name of DTC or a nominee of DTC and will be available only in book-entry form. See “Book-Entry System” in the accompanying prospectus. The first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC, Clearstream and Euroclear

Beneficial interests in a global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global security through either DTC (in the United States) or Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe (the “Euroclear Operator”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

For information regarding DTC and DTC’s procedures, see “Book-Entry System” in the accompanying prospectus. We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriter. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriter or the Mortgage Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments on the first mortgage bonds represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the first mortgage bonds represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the first mortgage bonds held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the first mortgage bonds held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the first mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the first mortgage bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the first mortgage bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the first mortgage bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the first mortgage bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Events of Default

See “Description of the First Mortgage Bonds—Defaults” in the accompanying prospectus.

Same-Day Settlement and Payment

The underwriter will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

The first mortgage bonds will trade in DTC’s same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of Wisconsin.

Mortgage Trustee

U.S. Bank National Association is the Mortgage Trustee under the Mortgage Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the first mortgage bonds offered by this prospectus supplement. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We have not sought and will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances (such as the effects of section 451(b) of the Code conforming the timing of certain income accruals to financial statements) and does not discuss any aspect of U.S. federal tax law other than income tax law (such as estate or gift tax law) or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the first mortgage bonds. This summary addresses only first mortgage bonds purchased for cash pursuant to this offering at their “issue price” (i.e., the first price at which a substantial amount of the first mortgage bonds are sold to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	traders in securities electing mark-to-market treatment or securities dealers or brokers;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•

persons holding our first mortgage bonds as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	entities or arrangements treated as partnerships or other pass-through entities and investors therein;

•	persons required to pay the alternative minimum tax;

•	certain former citizens or former residents of the United States;

•	persons deemed to sell the first mortgage bonds under the constructive sale provisions of the Code;

•	“passive foreign investment companies” or “controlled foreign corporations” (each within the meaning of the Code); or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

A “U.S. Holder” is a beneficial owner of first mortgage bonds that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of the first mortgage bonds that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds first mortgage bonds, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership holding first mortgage bonds, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the first mortgage bonds by the partnership.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS BASED ON THEIR PARTICULAR CIRCUMSTANCES, THE EFFECTS OF ANY TAX TREATIES AND THE POTENTIAL EFFECTS OF ANY CHANGES IN LAW.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. Interest on first mortgage bonds generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of the first mortgage bonds exceeds the issue price thereof by more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues generally in accordance with a constant yield method before the receipt of cash payments attributable to this income. It is expected, and this discussion assumes, that the first mortgage bonds will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of First Mortgage Bonds. Upon the sale, redemption, retirement or other taxable disposition of first mortgage bonds, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the first mortgage bonds. In general, a U.S. Holder’s adjusted tax basis in the first mortgage bonds will equal the U.S. Holder’s initial investment in first mortgage bonds, reduced by any cash payments previously received in respect of the first mortgage bonds (other than qualified stated interest payments). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, redemption, retirement or other taxable disposition the first mortgage bonds have been held for more than one year. Under current U.S. federal income tax law, certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income from the first mortgage bonds and net gain from the disposition of the first mortgage bonds, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the first mortgage bonds.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussion below concerning backup withholding and FATCA:

Payments of interest on the first mortgage bonds by us or our paying agent to any Non-U.S. Holder generally will be exempt from U.S. federal income tax and the 30% U.S. federal withholding tax (or lower applicable treaty rate), provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); and

•	the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below.

The certification requirement referred to above will be fulfilled if (i) the beneficial owner of the first mortgage bonds certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, under penalties of perjury, that such beneficial owner is not a U.S. person, provides its name and address and certifies the other relevant factual information supporting its exemption, and (ii) the beneficial owner provides IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form to the paying agent, or in the case of first mortgage bonds held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution provides the paying agent with a statement that it has received the IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, from the beneficial owner and furnishes the paying agent with a copy. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder does not satisfy the foregoing requirements, such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless it provides either (i) a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI, or applicable successor form, certifying that interest paid on the first mortgage bonds is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”).

Sale, Redemption, Retirement or Other Taxable Disposition of First Mortgage Bonds. Subject to the discussion below concerning backup withholding and FATCA:

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on gain realized on the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).

If a Non-U.S. Holder is described in the first bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise specified by an applicable income tax treaty.

If a Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally will be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business.”

To the extent the amount realized on a sale, redemption, retirement or other taxable disposition of the first mortgage bonds is attributable to accrued but unpaid interest on the first mortgage bonds, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gains Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of first mortgage bonds is engaged in the conduct of a trade or business in the United States, and interest on the first mortgage bonds, or gain realized on its sale, redemption, retirement or other taxable disposition of the first mortgage bonds, is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder (but without regard to the Medicare tax described above). See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” above. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments. In lieu of the IRS forms described above, such a Non-U.S. Holder will be required to provide to the paying agent a properly completed and executed IRS Form W-8ECI or applicable successor form to claim an exemption from withholding.

Backup Withholding and Information Reporting

U.S. Holders. In general, a U.S. Holder (other than an exempt recipient) will be subject to information reporting requirements with respect to payments of principal and interest in respect of, and the proceeds from a sale, redemption, retirement or other disposition of the first mortgage bonds. In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the paying agent (generally on a properly completed and executed IRS Form W-9); (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) otherwise fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders. In general, a Non-U.S. Holder will be subject to information reporting requirements with respect to payments of interest on the first mortgage bonds and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding (currently at a rate of 24%) with respect to payments that we make on the first mortgage bonds provided that we or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, and we or our paying agent has received from the Non-U.S. Holder an appropriate certification establishing non-U.S. status or other exemption from backup withholding (i.e., IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI or other applicable IRS Form W-8 or applicable successor form).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of first mortgage bonds should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include payments of interest on, and payments of gross proceeds from dispositions (including redemptions) of, the first mortgage bonds. However, the IRS issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States pursuant to FATCA may be subject to different rules with respect to information reporting and related requirements.

We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of certain U.S. federal income tax consequences is for general information purposes only and is not tax advice. Accordingly, you should consult your own tax advisor as to the U.S. federal, state and local and non-U.S. tax consequences to you of purchasing, holding or disposing of first mortgage bonds, the effects of any tax treaties and the potential effects of any changes in law.

UNDERWRITING

Mizuho Securities USA LLC is acting as sole book-running manager (the “underwriter”) of this offering. Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, all of the first mortgage bonds offered by this prospectus supplement.

The underwriter has agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of the first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the underwriter to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by its counsel and several other specified conditions.

The underwriter has advised us that it proposes to offer the first mortgage bonds offered by this prospectus supplement to the public at the price to the public set forth on the cover of this prospectus supplement and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount of the first mortgage bonds. The underwriter may allow, and such dealers may reallow, a concession not in excess of 0.35% of the principal amount of the first mortgage bonds, on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriter may change the price to the public and the other selling terms. The offering of the first mortgage bonds by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriter in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the first mortgage bonds):

Paid by the Company
Per first mortgage bond	0.875%

We estimate that our total expenses related to this offering, excluding the underwriting discount, will be approximately $1,045,000.

The first mortgage bonds are a new issue of securities with no established trading market. The underwriter has informed us that it may make a market in the first mortgage bonds from time to time. The underwriter is not obligated to do this, and it may discontinue this market making for the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

In connection with the offering of the first mortgage bonds, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the first mortgage bonds. Specifically, the underwriter may sell a greater number of first mortgage bonds than it is required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriter may bid for, and purchase, first mortgage bonds in the open market to cover short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriter may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the underwriter repurchases previously distributed first mortgage bonds in short covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the first mortgage bonds above independent market levels. Neither we nor the underwriter make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the first mortgage bonds. The underwriter is not required to engage in any of these transactions and may end any of them at any time.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriter may be required to make in respect thereof.

It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next two succeeding business days should consult their own advisors.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their business, the underwriter and its affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Because the underwriter or its affiliates has a lending relationship with us, the underwriter or certain of its affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include the underwriter or its affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the first mortgage bonds offered hereby. Any such credit default swaps or short positions could adversely affect the future trading price of the first mortgage bonds offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No action has been or will be taken by us in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Selling Restrictions

European Economic Area

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of first mortgage bonds in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any first mortgage bonds in any Member State of the EEA or in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any first mortgage bonds to be offered so as to enable an investor to decide to purchase any first mortgage bonds.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the first mortgage bonds in the United Kingdom within the meaning of the FSMA (as defined below). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

The underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any first mortgage bonds which are the subject of the offering contemplated by the prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the first mortgage bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The first mortgage bonds have not been and may not and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a

“prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the first mortgage bonds has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to first mortgage bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any Hong Kong regulatory authority. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this document, you should obtain independent professional advice.

Japan

This offering of the first mortgage bonds has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the “Financial Instruments and Exchange Act”) or any other laws, regulations or ministerial guidelines of Japan, and accordingly the first mortgage bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of first mortgage bonds may not be circulated or distributed, nor may the first mortgage bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the first mortgage bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the first mortgage bonds pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the first mortgage bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the first mortgage bonds. The first mortgage bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the first mortgage bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The first mortgage bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, Republic of China and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the first mortgage bonds in Taiwan.

United Arab Emirates

The first mortgage bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL OPINIONS

Legal opinions relating to the first mortgage bonds offered by this prospectus supplement will be rendered by our counsel, James L. Altman, Minneapolis, Minnesota, and Jones Day, Chicago, Illinois, counsel for the Company. Certain legal matters relating to the first mortgage bonds will be passed upon by Hunton Andrews Kurth LLP, New York, New York, for the underwriter. James L. Altman is our Vice President and Deputy General Counsel and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy.

PROSPECTUS

NORTHERN STATES POWER COMPANY

1414 W. Hamilton Avenue

Eau Claire, Wisconsin 54701

(715) 737-2625

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities listed above and described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors set forth in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission before making any decision to invest in any of the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2018.

ABOUT THIS PROSPECTUS

This document is called a “prospectus” and it provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with the prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the caption “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offering or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus, the applicable prospectus supplement and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and applicable prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Northern States Power Company,” “NSP,” “we,” “us,” “our,” “the Company,” or similar terms refer to Northern States Power Company.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2017, including information specifically incorporated by reference into our Form 10-K from Xcel Energy Inc.’s definitive Proxy Statement for its 2018 Annual Meeting of Shareholders, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, from the date of the prospectus until we sell all of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn:	Corporate Secretary
Northern States Power Company
c/o Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

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OUR COMPANY

We were incorporated in 1901 under the laws of the State of Wisconsin. We are a utility primarily engaged in the generation, transmission, distribution and sale of electricity in portions of northwestern Wisconsin and in the western portion of the Upper Peninsula of Michigan. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in the same service territory. As of December 31, 2017, we provided electric utility service to approximately 259,000 customers and natural gas utility service to approximately 114,000 customers.

Our electric production and transmission system is managed as an integrated system with that of Northern States Power Company, a Minnesota corporation, or “NSP-Minnesota”, jointly referred to as the NSP System. The electric production and transmission costs of the entire NSP System are shared by us and NSP-Minnesota. A Federal Energy Regulatory Commission-approved agreement between the two companies, called the Interchange Agreement, provides for the sharing of all generation and transmission costs of the NSP System. Such costs include current and potential obligations of NSP-Minnesota related to its nuclear generating facilities.

We own the following direct subsidiaries: Chippewa and Flambeau Improvement Co., which operates hydro reservoirs; Clearwater Investments Inc., which owns interests in affordable housing; and NSP Lands, Inc., which holds real estate.

Our principal executive offices are located at 1414 W. Hamilton Avenue, Eau Claire, Wisconsin 54701, and our telephone number is (715) 839-2625.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus or any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including meeting our working capital requirements, funding capital expenditures and acquisitions, repaying short-term debt and refunding long-term debt at maturity or otherwise. Until the net proceeds from the sale of the offered securities have been used, we may invest them temporarily in interest-bearing obligations.

RATIO OF CONSOLIDATED EARNINGS TO

CONSOLIDATED FIXED CHARGES

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of consolidated earnings to consolidated fixed charges	4.5	4.2	4.6	4.8	4.4

For purposes of computing the ratio of consolidated earnings to consolidated fixed charges, (1) earnings consist of pre-tax income from continuing operations plus fixed charges; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the first mortgage bonds will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the first mortgage bonds have been filed as exhibits to the registration statement of which this prospectus constitutes a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company, or DTC, as depository, or Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the first mortgage bonds from time to time in one or more new series under the Supplemental and Restated Trust Indenture dated March 1, 1991, which we refer to as the Restated Indenture, as previously supplemented by nine supplemental trust indentures and as to be supplemented by one or more new supplemental indentures for the first mortgage bonds, which we collectively refer to as the Mortgage Indenture, all from us to U.S. Bank National Association, as successor trustee, which we refer to as the Mortgage Trustee. The Mortgage Indenture will govern the first mortgage bonds offered by this prospectus. As of December 31, 2017, there were five series of first mortgage bonds in an aggregate principal amount of $750 million outstanding under the Mortgage Indenture.

The holders of the outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change in control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price at which the series will be issued;

•	the date or dates of maturity of that series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which interest will accrue;

•

the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record dates;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

•	whether we will issue that series in whole or in part in book-entry form; and

•	any other terms of that series of first mortgage bonds.

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, we may from time to time, without the consent of the holders of that series of first mortgage bonds, reopen such series of first mortgage bonds and issue additional first mortgage bonds with the same terms (including maturity and interest payment terms) as such series of first mortgage bonds.

Interest Payments

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, the amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which such interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

Redemption

The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series.

Security for the First Mortgage Bonds

The first mortgage bonds being issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding first mortgage bonds, subject to the provisions relating to any sinking fund for any particular series of first mortgage bonds, by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by us subject only to permitted encumbrances (as discussed below). The lien of the Mortgage Indenture does not cover securities, cash, contracts, receivables, motor vehicles, merchandise, equipment and supplies and specified non-utility property.

The Mortgage Indenture subjects to the lien of the Mortgage Indenture all of our property, rights and franchises, except as otherwise expressly provided. These provisions might not be effective as to property acquired within 90 days prior and subsequent to the filing of a case by us under the U.S. Bankruptcy Code.

We have not made any appraisal of the properties subject to the lien of the Mortgage Indenture. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors.

The Mortgage Indenture provides that no liens prior or equal to the lien of the Mortgage Indenture, other than permitted encumbrances, may be created or permitted to exist on the mortgaged and pledged property whether now owned or acquired in the future. (Section 8.04 of the Restated Indenture.)

Permitted encumbrances include, among others, the following:

•

permitted liens (liens for taxes not yet delinquent or being contested in good faith, mechanics’, workers’ and other similar liens not yet delinquent or being contested in good faith and easements and rights of way that do not materially impair the use of the property in the operation of our business);

•	rights of parties to agreements with us relating to property owned or used jointly with that party, provided the rights:

•	do not materially impair the use of the property in the normal operation of our business;

•	do not materially affect the security provided by the Mortgage Indenture; and

•	are not inconsistent with the remedies of the Mortgage Trustee upon a completed default;

•	leases existing on the effective date of the Restated Indenture affecting property owned by us on the effective date;

•

leases that do not interfere in any material respect with the use by us of the property for its intended purpose and that will not have a material adverse impact on the security provided by the Mortgage Indenture;

•	other leases relating to 5% or less of the sum of our depreciable property and land; and

•

any mortgage, lien, charge or other encumbrance prior or equal to the lien of the Mortgage Indenture, other than a prepaid lien, existing on the date we acquire the property, provided that on the acquisition date:

•	no default has occurred and is continuing;

•	the principal amount secured by that mortgage, lien, charge or encumbrance does not exceed 66 2/3% of the lesser of the cost or fair value of the property; and

•

that mortgage, lien, charge or encumbrance will apply only to the property originally subject to that mortgage, lien, charge or encumbrance, we will close that mortgage, lien, charge or encumbrance and we will not issue additional indebtedness under that mortgage, lien, charge or encumbrance.

(Section 1.03 of the Restated Indenture.)

With the consent of the holders of 66 2/3% of the principal amount of first mortgage bonds outstanding, the Company may (1) permit the creation or existence of a prior lien with respect to up to 50% of the sum of our depreciable property and land, after giving effect to the prior lien and the acquisition of the property subject to the prior lien or (2) terminate the lien of the Mortgage Indenture with respect to up to 50% of the sum of our depreciable property and land. (Section 19.02(e) of the Restated Indenture.)

Sinking Fund Provisions

We currently do not have any outstanding first mortgage bonds that are, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the first mortgage bonds offered by this prospectus will not be, subject to a sinking fund.

Maintenance Provisions

As a maintenance fund for the first mortgage bonds, we have agreed to pay to the Mortgage Trustee on each May 1 an amount equal to 2.50% of our completed depreciable property as of the end of the preceding calendar year, after deducting credits at our option for the following:

•	maintenance;

•	renewals or replacements;

•	property retirements offset by permanent additions;

•	retirements or redemptions of first mortgage bonds; and

•	amounts of established permanent additions.

(Section 9.01 of the Restated Indenture.)

We may withdraw moneys from the maintenance fund in amounts equal to retirements of first mortgage bonds and permanent additions. Cash on deposit in the maintenance fund may be used for the purchase or redemption of first mortgage bonds. Any redemption of this nature would be at the applicable regular redemption price of the first mortgage bonds to be redeemed and subject to any restrictions on the redemption of the first mortgage bonds. (Sections 9.03 and 9.04 of the Restated Indenture).

The Restated Indenture further provides that to the extent that maintenance fund credits exceed 2.50% of our completed depreciable property for any year after 1990, such excess credits may be applied in future years (1) to offset any maintenance fund deficiency or (2) to increase the amount of established permanent additions available for use under the Mortgage Indenture in an aggregate amount equal to the lesser of such excess credits or the amount of permanent additions used after 1990 for the maintenance fund. (Section 9.05 of the Restated Indenture.)

We have agreed to maintain our properties in adequate repair, working order and condition. (Section 8.06 of the Restated Indenture.)

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that we may issue under the Mortgage Indenture is not limited, except as described below. We may issue additional first mortgage bonds in an aggregate principal amount not exceeding (1) 66 2/3% of the cost or fair value, whichever is less, of permanent additions after deducting retirements (Article V of the Restated Indenture); (2) the aggregate principal amount of retired first mortgage bonds, which have not been otherwise used under the Mortgage Indenture (Article VI of the Restated Indenture); or (3) the amount of cash deposited with the Mortgage Trustee, which cash may be withdrawn on the same basis as additional first mortgage bonds may be issued under clauses (1) and (2) above (Article VII of the Restated Indenture).

At December 31, 2017, the amount of net permanent additions available for the issuance of first mortgage bonds was approximately $1.767 billion, which could be used to authenticate up to approximately $1.178 billion principal amount of the first mortgage bonds. As of December 31, 2017, $11.000 million of retired first mortgage bonds were available to authenticate up to $11.000 million of first mortgage bonds.

We may not issue any additional first mortgage bonds on the basis of clause (1), clause (2) under specified conditions or clause (3) above, unless the earnings applicable to bond interest for a specified 12-month period are equal to at least twice the annual interest requirements on the first mortgage bonds, including those about to be issued, any permitted indebtedness and any obligations secured by prior liens. (Sections 1.03, 5.03, 5.06, 6.02 and 7.01 of the Restated Indenture.) The calculation of earnings applicable to bond interest includes all of our gross revenue, including our nonutility revenues. (Section 1.03 of the Restated Indenture.)

Permanent additions generally include, among other things, the following:

•	our electric and steam generating, transmission and distribution properties;

•	our gas storage and distribution properties;

•	construction work-in-progress;

•	our fractional and undivided property interests;

•	property used for providing telephone or other communication services; and

•

engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports preliminary to or associated with the acquisition or construction of any depreciable property.

(Section 1.03 of the Restated Indenture.)

Earnings applicable to bond interest for the 12 months ended December 31, 2017 would be 4.30 times the annual interest requirements on our first mortgage bonds and any obligations secured by prior liens and any permitted indebtedness secured by permitted encumbrances. Additional first mortgage bonds may vary as to maturity, interest rate, redemption prices and sinking fund provisions, among other things. (Article II of the Restated Indenture.)

Provisions Limiting Dividends on Common Stock

The Mortgage Indenture does not restrict our ability to pay dividends on our common stock.

Release Provisions

The Mortgage Indenture permits the release from its lien of any property upon depositing or pledging cash or certain other property of comparable fair value. The Mortgage Indenture also permits the following, in each case without any release or consent by the Mortgage Trustee or accountability to the Mortgage Trustee for any consideration received by us:

•

the sale or other disposal of any machinery, equipment, tools, implements or similar property subject to the lien of the Mortgage Indenture that has become obsolete or unfit for use or no longer useful, necessary or profitable in our business, upon replacement or substitution of with property of equal value;

•	the cancellation, change or alteration of contracts, leases, rights-of-way and easements;

•	the surrender and modification of any franchise, license, governmental consent or permit subject to certain restrictions;

•

the sale or other disposal of all vessels and marine equipment, railroad engines, cars and related equipment, airplanes, airplane engines and other flight equipment, office furniture and leasehold interests in property owned by third parties for office purposes; and

•

the leasing of the property subject to the lien of the Mortgage Indenture if it does not interfere in any material respect with the use of the property for the purpose for which it is held by us and will not have a material adverse impact on the security afforded by the Mortgage Indenture.

(Article XI of the Restated Indenture.)

Any of the mortgaged and pledged property may be released from the lien of the Mortgage Indenture if, after the release, the fair value of the remaining mortgaged and pledged property of the character of permanent additions equals or exceeds a sum equal to 150% of the aggregate principal amount of first mortgage bonds outstanding. (Section 11.03(k) of the Restated Indenture.) Upon satisfaction of the requirements set forth in the Mortgage Indenture, this provision would permit us to spin off or otherwise dispose of a substantial amount of assets or a line of business, including all or a portion of our electric generation, transmission or distribution assets, or our gas storage and distribution assets, without depositing cash or property with the Mortgage Trustee or obtaining the consent of the holders of the first mortgage bonds.

Modification of the Mortgage Indenture

We and the Mortgage Trustee may modify and amend the Mortgage Indenture from time to time. We will not need the consent of the holders of the first mortgage bonds for the following types of amendments, among others:

•	to subject additional property to the lien of the Mortgage Indenture;

•	to add to our covenants for the benefit of the holders; or

•	to cure ambiguities or correct inconsistent provisions.

(Section 19.01 of the Restated Indenture.)

With our consent, other provisions of the Mortgage Indenture may be changed by the affirmative vote of the holders of 66 2/3% in principal amount of the first mortgage bonds outstanding except that, among other things, the following may not be done without the consent of the holder of each first mortgage bond so affected:

•	the maturity of a first mortgage bond may not be changed;

•	the interest rate may not be reduced;

•	the right to institute suit for the enforcement of any principal or interest payment may not be impaired;

•	no prior lien with respect to any of the property mortgaged or pledged under the Mortgage Indenture may be created with respect to more than 50% of the sum of land and depreciable property; or

•	the required percentage of the holders of first mortgage bonds relating to actions that require their consent may not be changed.

(Section 19.02 of the Restated Indenture.)

Defaults

The following is a summary of events defined in the Mortgage Indenture as completed defaults:

•	default in payment of principal of any first mortgage bond;

•	default continued for 30 days in payment of interest on any first mortgage bond;

•	default continued for 60 days in any sinking fund payment;

•	default in the covenants contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership; and

•	default continued for 60 days after notice to us from the Mortgage Trustee in the performance of any other covenant, agreement or condition in the Mortgage Indenture.

(Section 14.01 of the Restated Indenture.)

Notice of Default. The Mortgage Trustee is required to give notice to bondholders within 90 days after the occurrence of a default, unless the default has been cured or waived before giving its notice; provided that, except in the case of a default in payment of principal or interest on any first mortgage bond or to make any sinking fund payment, the Mortgage Trustee may withhold the notice if it determines in good faith that withholding the notice is in the interest of the bondholders. Any notice of default of the covenants contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership may not be given until at least 90 days after the occurrence of the default. (Section 17.02 of the Restated Indenture.)

Acceleration of Maturity. In case of a completed default, the Mortgage Trustee may, and upon request of the holders of 25% in principal amount of the first mortgage bonds outstanding will, declare the first mortgage bonds due and payable, subject to the right of the holders of a majority of the first mortgage bonds then-outstanding to rescind or annul such action. Further, the Mortgage Trustee is obligated to take the actions provided in the Mortgage Indenture to enforce payment of the first mortgage bonds and the lien of the Mortgage Indenture upon being requested to do so by the holders of a majority in principal amount of the first mortgage bonds. However, the holders of a majority in principal amount of the first mortgage bonds may direct the taking of any of these actions or the refraining from these actions as is not in violation of the law or the Mortgage Indenture. Before taking these actions, the Mortgage Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred in connection with these actions. (Article XIV of the Restated Indenture.)

Compliance Certificate. We are required to furnish with the Mortgage Trustee information, documents and reports regarding our compliance with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the SEC, including a certificate, furnished at least annually, as to whether, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the Mortgage Indenture. (Section 8.18 of the Restated Indenture.)

Other Provisions

Whenever all indebtedness secured by the Mortgage Indenture has been paid, or adequate provision for payment has been made, the Mortgage Trustee will cancel and discharge the Mortgage Indenture. (Article XVIII of the Restated Indenture.) We may deposit with the Mortgage Trustee any combination of cash or government obligations in order to provide for the payment of any series or all of the first mortgage bonds outstanding. This deposit could constitute a taxable event as to holders of those first mortgage bonds, creating possible adverse tax consequences. The Mortgage Indenture also provides that we must furnish to the Mortgage Trustee officers’ certificates, certificates of an engineer, appraiser or other expert and, in some cases, accountants’ certificates in connection with the authentication of first mortgage bonds, the release or release and substitution of property and some other matters, and opinions of counsel as to the lien of the Mortgage Indenture and some other matters. (Articles IV, V, VI, VII, XI and XVIII and Section 21.08 of the Restated Indenture.)

Concerning the Trustee

U.S. Bank National Association is the Mortgage Trustee under the Mortgage Indenture. We maintain banking relationships with the Mortgage Trustee in the ordinary course of business. The Mortgage Trustee also acts as trustee for our senior unsecured debt securities discussed below under “Description of the Senior Unsecured Debt Securities.”

Governing Law

The Mortgage Indenture and first mortgage bonds to be issued pursuant to this prospectus are governed by, and construed in accordance with, the laws of the State of Wisconsin.

DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities, which we refer to as debt securities, will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The debt securities will be represented either by global securities registered in the name of DTC, as Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the debt securities from time to time in one or more new series under the Indenture dated September 1, 2000, as previously supplemented by one supplemental indenture and as to be supplemented by one or more new supplemental indentures for the debt securities, which we collectively refer to as the Senior Indenture, all from us to U.S. Bank National Association, as successor trustee, which we refer to as the Senior Trustee. The Senior Indenture will govern the debt securities offered by this prospectus. As of December 31, 2017, there were no debt securities outstanding under the Senior Indenture.

The holders of the outstanding debt securities do not, and, unless the supplemental indenture that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

The debt securities will be our senior unsecured obligations and will rank on a parity with our other existing and future senior unsecured indebtedness. Our secured debt will have a prior claim on the assets pledged to secure such debt and, therefore, our debt securities will be effectively subordinated to all of our current and future secured debt, including our first mortgage bonds to the extent of the value of the properties securing them. As of December 31, 2017, we had $750 million of secured debt outstanding. The amount of debt securities that we may issue under the Senior Indenture is not limited.

When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price at which the series will be issued;

•	the date or dates of maturity of that series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which interest will accrue;

•

the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the debt securities of that series are registered on the regular record dates;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

•	whether we will issue that series in whole or in part in book-entry form; and

•	any other terms of that series of debt securities.

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, we may from time to time, without the consent of the holders of that series of debt securities, reopen such series and issue additional debt securities with the same terms (including maturity and interest payment terms) as such series of debt securities.

Interest Payments

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, the amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which such interest is payable on the debt securities is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

Registration, Transfer and Exchange

Debt securities of any series may be exchanged for one or more new securities of any authorized denomination and of like aggregate principal amount, series and stated maturity and having the same terms and issue date or dates. (Section 2.6 of the Senior Indenture).

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office of the Senior Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected upon the Senior Trustee’s satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7 of the Senior Indenture.)

The Senior Trustee will not be required to exchange or register a transfer of any debt securities of a series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion of that debt security not to be so redeemed. (Section 2.6 of the Senior Indenture.) See the information under the caption “Book-Entry System.”

Payment and Paying Agents

Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption “Book-Entry System.” Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, principal, interest and premium, if any, on debt securities that are in the form of certificated securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the debt securities maintained by the Senior Trustee; however, a holder of $10,000,000 or more of the debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Senior Trustee on or prior to the applicable record date. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated securities will be payable in immediately available funds at the office of the Senior Trustee. (Section 2.12 of the Senior Indenture.)

All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any debt securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holder of those debt securities will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture.)

Events of Default

The following is a summary of events that constitute events of default under the Senior Indenture:

•	default in the payment of interest on any debt security issued under the Senior Indenture when due and continuance of that default for 30 days;

•	default in the payment of principal and premium, if any, on any debt security issued under the Senior Indenture when due and payable and continuance of that default for five days;

•

failure to perform or breach of any of our other covenants or agreements in the debt securities or in the Senior Indenture and the continuation of that failure or breach for 90 days after we have been given written notice of that failure or breach as provided in the Senior Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Senior Indenture.)

If an event of default occurs and is continuing, either the Senior Trustee or the holders of a majority in principal amount of the outstanding debt securities may declare the principal amount of all debt securities to be due and payable immediately. At any time after an acceleration of the debt securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the debt securities has been obtained, if we pay or deposit with the Senior Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium that has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the debt securities. (Section 7.1 of the Senior Indenture.)

The Senior Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of debt securities unless such holders have offered reasonable indemnity to the Senior Trustee. (Section 8.2 of the Senior Indenture.) The holders of a majority in principal amount of the outstanding debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred on the Senior Trustee, relating to the debt securities. (Section 7.7 of the Senior Indenture.) Each holder of a debt security has the right to institute a proceeding relating to the Senior Indenture, but this right is subject to conditions precedent specified in the Senior Indenture. (Section 7.4 and 7.7 of the Senior Indenture.) The Senior Trustee is required to give the holders of the debt securities notice of the occurrence of a default within 90 days of the occurrence of the default, unless the default is cured. Except in the case of a payment default on any debt securities, however, the Senior Trustee may withhold notice if it determines in good faith that it is in the interest of such holders to do so. (Section 7.8 of the Senior Indenture.) We are required to deliver to the Senior Trustee each year a certificate as to whether, to the knowledge of the officers signing such certificate, we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture.)

Modification

We and the Senior Trustee may modify and amend the Senior Indenture from time to time.

We will not need the consent of the holders of debt securities for the following types of amendments, among others:

•	to add to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

•	to add security for the securities; or

•	to make various other modifications, generally of a ministerial or immaterial nature.

(Section 12.1 of the Senior Indenture.)

We will need the consent of the holders of each debt security so affected to do any of the following, among others:

•	change the maturity date of any debt security;

•	reduce the interest rate or extend the time of payment of interest;

•	reduce the principal amount of any debt security, the premium payable on any debt security;

•	change the date on which any security may be redeemed or repaid;

•	change the currency of any payment of principal, premium or interest on any debt security; or

•	impair the right of a holder of any debt security to institute suit for the enforcement of any payment relating to that debt security.

Additionally, we may not modify these requirements or reduce the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture or to waive past defaults without the consent of the holders of all of the outstanding debt securities.

(Section 12.2 of the Senior Indenture.)

Amendments requiring holders’ consent, other than those described in the above paragraph, will require the approval of the holders of a majority in aggregate principal amount of the outstanding securities. (Section 12.2 of the Senior Indenture.)

Defeasance and Discharge

We may be discharged from all obligations relating to the debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and maintain paying agencies) if we irrevocably deposit with the Senior Trustee, in trust for the benefit of holders of debt securities, cash or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium, if any, and interest on all outstanding debt securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Senior Indenture. If we discharge our obligations as described above, the holders of debt securities must look only to the funds deposited with the Senior Trustee, and not us, for payments on the debt securities. (Section 4.1 of the Senior Indenture.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

We will not merge into any other corporation or sell or otherwise transfer all or substantially all of our assets unless (1) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium, if any, on all of the debt securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe and (2) we or the successor or transferee corporation, as applicable, are not, immediately following such merger, sale or transfer, in default in the performance of any of those covenants. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture, and we will be released from all obligations under the Senior Indenture. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will define all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior calendar year and specifically will permit any sale, transfer or disposition during a calendar year of less than 50% of our total assets without the consent of the holders of the securities. (Sections 11.1 and 11.2 of the Senior Indenture.)

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will not contain any financial or other similar restrictive covenants.

Resignation or Removal of Senior Trustee

The Senior Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10 of the Senior Indenture.)

The holders of a majority in principal amount of the outstanding securities may remove the Senior Trustee at any time. In addition, so long as no event of default or event that, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Trustee upon notice to the holder of each debt security outstanding and appointment of a successor Senior Trustee. (Section 8.10 of the Senior Indenture.)

Concerning the Senior Trustee

U.S. Bank National Association is the Senior Trustee. We maintain banking relationships with the Senior Trustee in the ordinary course of business. The Senior Trustee also acts as trustee for our first mortgage bonds discussed above under “Description of the First Mortgage Bonds.”

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable prospectus supplement, each series of securities offered by this prospectus will be issued as fully-registered global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series of securities will be deposited with, or on behalf of, DTC or its successor, as the depository. The global securities will be registered at the request of DTC in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC will keep an electronic record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that DTC, its nominees and successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

We will make payments of principal, interest, if any, and premium, if any, to DTC or its nominee. We, the applicable trustee and any paying agent will treat DTC or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, neither we nor any trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or “direct participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant either directly or indirectly, an “indirect participant.” Direct participants and indirect participants are referred to collectively as “participants.” The DTC Rules applicable to its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, or “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If a particular series of securities is redeemable at our option or at the option of the holder, redemption notices will be sent to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed. Redemption proceeds and distributions on global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Upon DTC’s receipt of funds and corresponding detail information from us, any trustee or any paying agent, DTC’s practice is to credit direct participants’ accounts in accordance with the holdings information shown on DTC’s records on the payment date. Payments by participants to beneficial owners of securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Payments will be the responsibility of such participant and not of DTC nor its nominee, any trustee, any paying agent or us, subject to any statutory or regulatory requirements. Payment of redemption proceeds and distributions to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of us, the applicable trustee or the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date as identified in a listing attached to the omnibus proxy.

Global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of securities or (3) we execute and deliver to the applicable trustee an order that the global securities will be so exchangeable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through underwriters or dealers, through agents or directly to one or more purchasers. The terms under which the securities are offered and the method of distribution will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended, the “Securities Act,” and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price and any discounts or concessions allowed or reallowed to dealers.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, legal opinions relating to the validity of the securities being offered by this prospectus will be rendered by our counsel, James L. Altman, Minneapolis, Minnesota. Unless otherwise indicated in the prospectus supplement relating to a particular series of securities, certain legal matters will be passed upon for the underwriters, dealers or agents named in a prospectus supplement by Hunton Andrews Kurth LLP, New York, New York. James L. Altman is the Vice President and Deputy General Counsel of Xcel Energy Services Inc., and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy Inc.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Northern States Power Company’s, a Wisconsin corporation, Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Northern States Power Company

(a Wisconsin corporation)

3.05% First Mortgage Bonds, Series due May 1, 2051

Prospectus Supplement

May 18, 2020

Sole Book-Running Manager

Mizuho Securities